Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Receives Nasdaq Staff Determination Letter
Company to Appeal for Additional Time to Regain Compliance

TARRYTOWN, N.Y. (April 8, 2011) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm: EPCT) announced today that on April 6, 2011 it received a Staff Determination letter from the Nasdaq Listing Qualifications Department stating that the Company had not regained compliance with the minimum bid price requirement under Listing Rule 5550(a)(2) by April 4, 2011. As a result, the Company’s common stock will be scheduled for delisting from The Nasdaq Capital Market unless the Company requests an appeal hearing before the Nasdaq Hearings Panel (the “Panel”).

The Company intends to request such a hearing before the Panel, which will stay the delisting of its common stock pending the issuance of a decision by the Panel following the hearing.  The Company expects that the hearing will be scheduled this quarter.

At the hearing, the Company will request continued listing on The Nasdaq Capital Market based upon the Company’s plan for demonstrating compliance with the applicable listing requirements.  Pursuant to the Nasdaq Marketplace Rules, the Panel has the authority to grant the Company up to an additional 180 days from April 4, 2011, i.e. through October 1, 2011, to implement its plan of compliance.  There can be no assurance that the Panel will grant the Company’s request for additional time to comply with the minimum bid price requirement.

The listing of EpiCept’s common stock on the Nasdaq OMX Stockholm Exchange is not affected by this Staff Determination letter.

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, approved in the European Union and several other countries for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. In the United States, a pivotal trial is scheduled to commence in 2011. The Company has two other oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCept™ NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that our securities may be delisted from The Nasdaq Capital Market; the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risk that future financing will not successfully close or that the proceeds thereof will be materially less than anticipated, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for EpiCept™ NP-1 or crolibulinTM will not be successful, the risk that EpiCept™ NP-1 or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCept™ NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

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